Exhibit 10.4

AMENDED AND RESTATED

ADVISORY AGREEMENT

among

COTTONWOOD COMMUNITIES, INC.

and

COTTONWOOD RESIDENTIAL O.P., LP

and

CC ADVISORS III, LLC

May 7, 2022

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11. RELATIONSHIP OF ADVISOR AND COMPANY; OTHER ACTIVITIES OF THE ADVISOR.	15
11.1 Relationship	15
11.2 Time Commitment.	15
11.3 Investment Opportunities and Allocation	15

12. TERM AND TERMINATION OF THE AGREEMENT.	15
12.1 Term.	15
12.2 Termination by Either Party.	15
12.3 Payments on Termination	16
12.4 Duties of Advisor Upon Termination	16

13. ASSIGNMENT.	16

14. INDEMNIFICATION AND LIMITATION OF LIABILITY.	16
14.1 Indemnification	16
14.2 Limitation on Indemnification	17
14.3 Limitation on Payment of Expenses	17

15. MISCELLANEOUS.	17
15.1 Notices	17
15.2 Modification.	18
15.3 Severability	18
15.4 Governing Law; Venue	18
15.5 Entire Agreement.	18
15.6 Waiver	18
15.7 Gender.	19
15.8 Titles Not to Affect Interpretation	19
15.9 Counterparts	19
15.10 Binding Effect.	19

ii

ADVISORY AGREEMENT
This Advisory Agreement (this “Agreement”), dated as of May 7, 2022, is entered into by and among Cottonwood Communities, Inc., a Maryland corporation (the “REIT”), Cottonwood Residential O.P., LP (the “Operating Partnership”) and CC Advisors III, LLC, a Delaware limited liability company (the “Advisor”). The Operating Partnership, the REIT and their subsidiaries are collectively referred to herein as the “Company.”
W I T N E S S E T H
WHEREAS, the Company desires to continue to avail itself of the knowledge, experience, sources of information, advice, assistance and certain facilities available to the Advisor and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of, the board of directors of the REIT (the “Board”), all as provided herein;
WHEREAS, the Advisor is willing to undertake to render such services, subject to the supervision of the Board, on the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:
1.Definitions. The following defined terms used in this Agreement shall have the meanings specified below:
“Acquisition Expenses” means any and all costs and expenses incurred by the Company, any Subsidiary, the Advisor or their Affiliates, in connection with the selection, acquisition or development of any Property, Loan or other Permitted Investment, whether or not acquired or originated, as applicable, including, without limitation, due diligence expenses, legal fees and expenses, travel and communications expenses, mortgage tax, escrow fees, loan origination fees and expenses, costs of appraisals, environmental and other third party reports, earnest money deposits and nonrefundable option payments on properties or other investments not acquired, accounting fees and expenses, and title insurance premiums, transfer taxes, transfer fees and recording fees and other customary acquisition closing costs.
“Acquisition Fees” shall have the meaning set forth in the REIT’s Charter.
“Affiliate” or “Affiliated” means, with respect to any first Person, any of the following: (i) any other Person directly or indirectly controlling, controlled by, or under common control with such first Person; (ii) any other Person directly or indirectly owning, controlling, or holding with the power to vote 10% or more of the outstanding voting securities of such first Person; (iii) any legal entity for which such first Person acts as an executive officer, director, trustee, or general partner; (iv) any other Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such first Person; and (v) any executive officer, director, trustee, or general partner of such first Person. An entity shall not be deemed to control or be under common control with an Advisor-sponsored program unless (i) the entity owns 10% or more of the voting equity interests of such program or (ii) a majority of the board of directors (or equivalent governing body) of such program is composed of Affiliates of the entity.

“Agreement” shall mean this Advisory Agreement between the Company and the Advisor, as amended from time to time.
“Average Invested Assets” means, for a specified period, the average of the aggregate book value of the assets of the Company invested, directly or indirectly, in Properties, Loans and other Permitted Investments secured by real estate before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such book values at the end of each month during such period.
“Board” means the board of directors of the REIT, as of any particular time.
“Bylaws” means the bylaws of the REIT, as amended from time to time.
“Charter” means the articles of incorporation of the Company, as amended from time to time.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.
“Company” shall mean the Operating Partnership, the REIT and their Subsidiaries.
“Conflicts Committee” shall have the meaning set forth in the REIT’s Charter.
“Dealer Manager” means (i) Orchard Securities, LLC, or (ii) any successor dealer manager to the Company.
“Director” means a member of the board of directors of the Company.
“Distribution Fee” means any distribution fee payable to the dealer manager and reallowable to soliciting dealers with respect to shares of REIT common stock in any offering of securities as described the prospectus or private placement memorandum related thereto.
“Distributions” means any distributions of money or other property by the Company to owners of Shares, including distributions that may constitute a return of capital for federal income tax purposes.
“GAAP” means accounting principles generally accepted in the United States.
“GAV” shall mean the Operating Partnership’s gross asset value, calculated pursuant to the Valuation Guidelines and reflective of the ownership interest held by the Operating Partnership in such gross assets.
“Joint Venture” means any joint venture, limited liability company or other arrangement between the Company and a third party or an Affiliate of the Company that owns, in whole or in part, on behalf of the Company any Properties, Loans or other Permitted Investments.

“Loans” means mortgage loans and other types of debt financing investments made by the Company, either directly or indirectly, including through ownership interests in a Joint Venture or partnership, including, without limitation, mezzanine loans, B-notes, bridge loans, convertible mortgages, wraparound mortgage loans, construction mortgage loans, loans on leasehold interests, and participations in such loans.
“Management Fee” shall have the meaning set forth in Section 8.1.
“Merger” shall mean the stock-for-stock transaction whereby Cottonwood Residential II, Inc. merged with and into a wholly owned subsidiary of the Company and the unit-for-unit transaction whereby Cottonwood Communities O.P., LP merged with and into the Operating Partnership.
“NAV” shall mean the Operating Partnership’s net asset value, calculated pursuant to the Valuation Guidelines.
“NASAA Guidelines” means the NASAA Statement of Policy Regarding Real Estate Investment Trusts as in effect on the date hereof.
“Net Income” means, for any period, the total revenues applicable to such period, less the total expenses applicable to such period excluding additions to reserves for depreciation, bad debts or other similar non-cash reserves; provided, however, Net Income for purposes of calculating total allowable Operating Expenses (as defined herein) shall exclude the gain included in the Company’s consolidated accounts arising from the sale of assets.
“Operating Partnership Agreement” means the Sixth Amended and Restated Limited Partnership Agreement of CROP, and as further amended from time to time.
“Operating Expenses” means all costs and expenses incurred by the Company, as determined under GAAP, that in any way are related to the operation of the Company or to Company business, including fees paid to the Advisor, but excluding (i) the expenses of raising capital to the extent paid by the Company, including Organization and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and tax incurred in connection with the issuance, distribution, transfer, registration and listing of the Shares, (ii) interest payments, (iii) taxes, (iv) non-cash expenditures such as depreciation, amortization and bad loan reserves, (v) incentive fees paid in compliance with Section IV.F. of the NASAA Guidelines and (vi) Acquisition Fees, Acquisition Expenses, real estate commissions on the resale of real property, and other expenses connected with the acquisition, disposition, and ownership of real estate interests, loans or other property (other than commissions on the sale of assets other than real property), such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property.
“Organization and Offering Expenses” means all expenses incurred by or on behalf of the Company in connection with or preparing the Company for the offering and distributing of its Shares in a Public Offering, whether incurred before or after the date of this Agreement, which may include but are not limited to, (i) total underwriting and brokerage discounts and commissions (including fees of the underwriters’ attorneys); (ii) placement agent fees and expenses; (iii) legal, accounting, tax planning and escrow costs; (iv) printing, attending, supplementing, mailing and distribution costs; (v) expenses for printing, engraving and mailing; (vi) salaries of employees while engaged in sales activity; (vii) charges of transfer agents, registrars, trustees, escrow holders, depositaries and experts; and (viii) expenses of obtaining exemption or qualification of the sale of the securities under Federal and state laws, including taxes and fees, accountants’ and attorneys’ fees.

“Permitted Investments” means all investments (other than Properties and Loans) in which the Company may acquire an interest, either directly or indirectly, including through ownership interests in a Joint Venture or partnership, pursuant to its Charter, Bylaws and the investment objectives and policies adopted by the Board from time to time, other than short-term investments acquired for purposes of cash management.
“Person” means an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c) (17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.
“Prior Advisory Agreement” means the Advisory Agreement among the REIT, Cottonwood Communities O.P., LP and the Advisor, dated August 13, 2020.
“Property” means any real property transferred or conveyed to the Company, either directly or indirectly, including through ownership interests in a Joint Venture or partnership.
“Public Offering” means any offering of the Company’s securities that is registered with the SEC, excluding Shares offered under any employee benefit plan.
“SEC” means the United States Securities and Exchange Commission.
“Shares” means shares of capital stock of the Company.
“Stockholders” means the registered holders of the Shares.
“Subsidiary” means, with respect to any Person (the “parent”), at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership or limited liability company, more than 50% of the general partnership interests or managing member interests are, as of such date, owned, controlled or held, directly or indirectly, by one or more of the parent and its Subsidiaries.
“Termination Date” means the date of termination of the Agreement determined in accordance with Section 12.

“Valuation Guidelines” shall mean the valuation guidelines adopted by the Board, as amended from time to time.
“2%/25% Guidelines” shall have the meaning set forth in Section 9.5.
2.Appointment.
The Company hereby appoints the Advisor to serve as its advisor and asset manager on the terms and conditions set forth in this Agreement, and the Advisor hereby accepts such appointment.
3.Duties of the Advisor.
The Advisor is responsible for managing, operating, directing and supervising the operations and administration of the Company and its assets. The Advisor undertakes to use commercially reasonable efforts to present to the Company potential investment opportunities, to make investment decisions on behalf of the Company subject to the limitations in the Company’s Charter, the direction and oversight of the Board and Section 4.3, and to provide the Company with a continuing and suitable investment program consistent with the investment objectives and policies of the Company as determined and adopted from time to time by the Board. Subject to the limitations set forth in this Agreement, including Section 4, and the continuing and exclusive authority of the Board over the management of the Company, the Advisor shall, either directly or by engaging an Affiliate or third party, perform the following duties:
3.1Organizational and Offering Services. The Advisor shall perform all services related to the organization of the Company or any offering of its securities or the securities of any Subsidiary, other than services that (i) are to be performed by the Dealer Manager, (ii) the Company elects to perform directly or (iii) would require the Advisor to register as a broker-dealer with the SEC or any state.
3.2Acquisition Services.
3.2.1Serve as the Company’s investment and financial advisor and provide relevant market research and economic and statistical data in connection with the Company’s assets and investment objectives and policies;
3.2.2Subject to Section 4 and the investment objectives and policies of the Company: (a) locate, analyze and select potential investments; (b) structure and negotiate the terms and conditions of transactions pursuant to which investments in Properties, Loans and other Permitted Investments will be made; (c) acquire, originate and dispose of Properties, Loans and other Permitted Investments on behalf of the Company and its Subsidiaries; (d) arrange for financing and refinancing and make other changes in the asset or capital structure of investments in Properties, Loans and other Permitted Investments of the Company and its Subsidiaries; and (e) enter into leases, service contracts and other agreements for Properties, Loans and other Permitted Investments of the Company and its Subsidiaries;
3.2.3Perform due diligence on prospective investments and create due diligence reports summarizing the results of such work;

3.2.4With respect to prospective investments presented to the Board, prepare reports regarding such prospective investments that include recommendations and supporting documentation necessary for the Directors to evaluate the proposed investments;
3.2.5Obtain reports (which may be prepared by the Advisor or its Affiliates), where appropriate, concerning the value of contemplated investments of the Company and its Subsidiaries;
3.2.6Deliver to or maintain on behalf of the Company copies of all appraisals obtained in connection with the Company’s and its Subsidiaries’ investments; and
3.2.7Negotiate and execute approved investments and other transactions, including prepayments, maturities, workouts and other settlements of Loans and other Permitted Investments of the Company and its Subsidiaries.
3.3Asset Management Services.
3.3.1Real Estate and Related Services:
(a)Investigate, select and, on behalf of the Company, engage and conduct business with (including enter contracts with) such Persons as the Advisor deems necessary to the proper performance of its obligations as set forth in this Agreement, including but not limited to consultants, accountants, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, developers, construction companies, property managers and any and all Persons acting in any other capacity deemed by the Advisor necessary or desirable for the performance of any of the foregoing services (when making this determination, the Advisor shall take into account the Company’s internalization of certain of the above functions such as property management and development and construction services in connection with the Merger);
(b)Negotiate and service the Company’s and its Subsidiaries’ debt facilities and other financings;
(c)Monitor applicable markets and obtain reports (which may be prepared by the Advisor or its Affiliates) where appropriate, concerning the value of investments of the Company and its Subsidiaries;
(d)Monitor and evaluate the performance of each asset of the Company and its Subsidiaries and the Company’s and its Subsidiaries’ overall portfolio of assets, provide daily management services to the Company and perform and supervise the various management and operational functions related to the Company’s and its Subsidiaries’ investments;
(e)Formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing and disposition of Properties, Loans and other Permitted Investments on an overall portfolio basis;

(f)Consult with the Company’s officers and the Board and assist the Board in the formulation and implementation of the Company’s financial policies, and, as necessary with respect to investment and borrowing opportunities presented to the Board, furnish the Board with advice and recommendations with respect to the making of investments consistent with the investment objectives and policies of the Company and in connection with any borrowings proposed to be undertaken by the Company and its Subsidiaries;
(g)Aggregate property budgets into the Company’s overall budget;
(h)Conduct periodic on-site property visits to some or all (as the Advisor deems reasonably necessary in light of the Company’s internalization of property management functions in connection with the Merger) of the Properties to inspect the physical condition of the Properties;
(i)Coordinate and manage relationships between the Company and its Subsidiaries, on the one hand, and any Joint Venture partners on the other; and
(j)Consult with the Company’s officers and the Board and provide assistance with the evaluation and approval of potential asset disposition, sale and refinancing opportunities that are presented to the Board.
3.3.2Accounting and Other Administrative Services. To the extent the Advisor (acting in its fiduciary capacity) deems appropriate in light of the Company’s internalization of accounting services in connection with the Merger:
(a)Provide the day-to-day management of the Company and perform and supervise the various administrative functions reasonably necessary for the management of the Company and its Subsidiaries;
(b)From time to time, or at any time reasonably requested by the Board, make reports to the Board on the Advisor’s performance of services to the Company and its Subsidiaries under this Agreement;
(c)Provide or arrange for any administrative services and items, legal and other services, office space, office furnishings, personnel and other overhead items necessary and incidental to the Company’s and its Subsidiaries’ businesses and operations;
(d)Provide financial and operational planning services;
(e)Maintain accounting and other record-keeping functions at the Company and investment levels, including information concerning the activities of the Company as shall be required to prepare and to file all periodic financial reports, tax returns and any other information required to be filed with the SEC, the Internal Revenue Service and any other regulatory agency;
(f)Maintain and preserve all appropriate books and records of the Company and its Subsidiaries;

(g)Provide tax and compliance services and coordinate with appropriate third parties, including the Company’s independent auditors and other consultants, on related tax matters;
(h)Provide the Company and its Subsidiaries with all necessary cash management services;
(i)Manage and coordinate with the transfer agent the periodic dividend process and payments to Stockholders;
(j)Consult with the Company’s officers and the Board and assist the Board in evaluating and obtaining adequate insurance coverage based upon risk management determinations;
(k)Consult with the Company’s officers and the Board relating to the corporate governance structure and appropriate policies and procedures related thereto;
(l)Perform all reporting, record keeping, internal controls and similar matters in a manner to allow the Company and its Subsidiaries to comply with applicable law, including federal and state securities laws and the Sarbanes-Oxley Act of 2002, and provide the Company’s officers and the Board with timely updates regarding the Company’s compliance with applicable law;
(m)Notify the Board of all proposed material transactions before they are completed and get approval where necessary; and
(n)Do all things necessary to assure its ability to render the services described in this Agreement.
3.4Stockholder Services. To the extent the Advisor (acting in its fiduciary capacity) deems appropriate in light of the Company’s internalization of personnel historically performing stockholder services in connection with the Merger:
3.4.1Manage services for and communications with Stockholders and holders of other securities of the Company, including answering phone calls, preparing and sending written and electronic reports and other communications;
3.4.2Oversee the performance of the transfer agent and registrar;
3.4.3Establish technology infrastructure to assist in providing Stockholder support and service; and
3.4.4Consistent with Section 3.1, the Advisor shall perform the various subscription processing services reasonably necessary for the admission of new Stockholders.
3.5Other Services. Except as provided in Section 7, the Advisor shall perform any other services reasonably requested by the Company (acting through the Conflicts Committee).

3.6    In-House Functions. In connection with the Merger, the Company internalized personnel who have historically performed the following services for the Company on behalf of the Advisor: property management, legal, accounting, property development oversight, certain construction management services, certain shareholder services, certain human resources services, certain renter insurance services and certain information technology services. It is acknowledged that the services previously performed by such personnel on behalf of the Advisor will now be performed directly by Company personnel and that the Advisor will have no obligation to perform those services notwithstanding the description of Advisor functions above but rather will oversee and supplement those services to the extent the Advisor (acting in its fiduciary capacity) deems appropriate.
4.Authority of Advisor.
4.1General. Subject to the discretion and supervision of the Board, all rights and powers to manage and control the day-to-day business and affairs of the Company and its Subsidiaries shall be vested in the Advisor. The Advisor shall have the power to delegate all or any part of its rights and powers to manage and control the business and affairs of the Company and its Subsidiaries to such officers, employees, Affiliates, agents and representatives of the Advisor or the Company as it may deem appropriate. Any authority delegated by the Advisor to any other Person shall be subject to the limitations on the rights and powers of the Advisor specifically set forth in this Agreement or the Charter.
4.2Powers of the Advisor. Subject to the express limitations set forth in this Agreement, the investment guidelines and policies adopted by the Board from time to time and the continuing and exclusive authority of the Board over the management of the Company, at the direction of the Board the power to direct the management, operation and policies of the Company, including making, financing and disposing of investments, may be vested in the Advisor, and as so vested the Advisor shall have the power to carry out any and all of the objectives and purposes of the Company and to perform all acts and enter into and perform all contracts and other undertakings that it may in its sole discretion deem necessary, advisable or incidental thereto to perform its obligations under this Agreement.
4.3Approval by the Board. Notwithstanding the foregoing, the Advisor may not take any action on behalf of the Company (or its Subsidiaries) without the prior approval of the Board or duly authorized committees thereof if investment guidelines and policies adopted by the Board from time to time, Charter, Bylaws or Maryland General Corporation Law require the prior approval of the Board (or if the governing documents or governing law applicable to any Subsidiary require the prior approval of the governing body of such Subsidiary). If the Board or a committee of the Board must approve a proposed investment, financing or disposition or chooses to do so, the Advisor will deliver to the Board or committee, as applicable, all documents required by it to evaluate such investment, financing or disposition. If the Advisor engages a sub-advisor to perform any of the duties of the Advisor as set forth in Section 3, the Company will have no obligation to reimburse the Advisor for the cost of such sub-advisor without the approval of the Board. When deemed by the Advisor to be in the best interests of the Company (taking into account the Company’s “in-house” functions described in Section 3.6) and consistent with the Company’s policies, the Advisor may engage consultants and other third parties at the Company’s expense in order to supplement the Advisor’s performance hereunder.

4.4Modification or Revocation of Authority of Advisor. The Board may, at any time upon the giving of notice to the Advisor, modify or revoke the authority or approvals set forth in Section 3 and this Section 4 hereof; provided, however, that such modification or revocation shall be effective upon receipt by the Advisor and shall not be applicable to investment transactions to which the Advisor has in good faith reliance on the authority vested in the Advisor committed the Company or its Subsidiaries prior to the date of receipt by the Advisor of such notification.
5.Bank Accounts.
The Advisor may establish and maintain one or more bank accounts in the name of the Company (and its Subsidiaries) and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company and its Subsidiaries, under such terms and conditions as the Board (or the governing body of such Subsidiary) may approve, provided that no funds shall be commingled with the funds of the Advisor. The Advisor shall from time to time render appropriate accountings of such collections and payments to the Board and the independent auditors of the Company.
6.Records and Financial Statements.
The Advisor, in the conduct of its responsibilities to the Company, shall maintain adequate and separate books and records for the Company’s and its Subsidiaries’ operations in accordance with GAAP, which shall be supported by sufficient documentation to ascertain that such books and records are properly and accurately recorded. Such books and records shall be the property of the Company and its Subsidiaries and shall be available for inspection by the Board and by counsel, auditors and other authorized agents of the Company, at any time or from time to time during normal business hours. Such books and records shall include all information necessary to calculate and audit the fees or reimbursements paid under this Agreement. The Advisor shall utilize procedures to attempt to ensure such control over accounting and financial transactions as is reasonably required to protect the Company’s and its Subsidiaries’ assets from theft, error or fraudulent activity. All financial statements that the Advisor delivers to the Company shall be prepared on an accrual basis in accordance with GAAP, except for special financial reports that by their nature require a deviation from GAAP. The Advisor shall liaise with the Company’s officers and independent auditors and shall provide such officers and auditors with the reports and other information that the Company so requests.
7.Limitation on Activities.
Notwithstanding any provision in this Agreement to the contrary, the Advisor shall not take any action that, in its sole judgment made in good faith, would (i) adversely affect the ability of the Company to qualify or continue to qualify as a “real estate investment trust” under Sections 856 through 860 of the Code, (ii) subject the Company to regulation under the Investment Company Act of 1940, as amended, (iii) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company, its Shares or its other securities, (iv) require the Advisor to register as a broker-dealer with the SEC or any state, (v) violate the Charter or Bylaws, or (vi) violate the governing documents of any Subsidiary of the Company. In the event that an action that would violate (i) through (vi) of the preceding sentence has been ordered by the Board, the Advisor shall notify the Board of the Advisor’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board. In such event, the Advisor shall have no liability for acting in accordance with the specific instructions of the Board so given.

8.Fees.
8.1Management Fees. The Operating Partnership will pay the Advisor a monthly management fee (the “Management Fee”) equal to 0.0625% of GAV (subject to a cap of 0.125% of NAV), before giving effect to any accruals (related to the month for which the Management Fee is being calculated) for the Management Fee, the Distribution Fee, the Performance Allocation (as defined in the Operating Partnership Agreement) or any distributions. The Advisor shall receive the Management Fee as compensation for services rendered hereunder. If the REIT owns assets other than through the Operating Partnership, the REIT will pay a corresponding fee.
8.2Form of Consideration. The Management Fee may be paid, at the Advisor’s election, in cash or cash equivalent aggregate NAV amounts of shares of REIT common stock or units of the Operating Partnership. If the Advisor elects to receive any portion of its Management Fee in shares of REIT common stock or units of the Operating Partnership, the Advisor may elect to have the REIT or the Operating Partnership repurchase such securities from the Advisor at a later date. Securities obtained by the Advisor pursuant to this Section 8.2 will not be subject to repurchase plan limits or any reduction or penalty for an early repurchase. Upon the Advisor’s request, the REIT or the Operating Partnership will repurchase any such securities for cash unless the Board determines that any such repurchase would be prohibited by applicable law, the Charter or the Operating Partnership Agreement, or otherwise cause Company cash levels or leverage levels to be imprudent as determined by the Board. The Operating Partnership will waive the one-year-holding-period requirement with respect to the “Exchange Right” provided for in the Operating Partnership Agreement. The Advisor will have registration rights with respect to shares of the REIT’s common stock.
8.3Pro-Rata Payment for Partial-Year Service. In the event this Agreement is terminated or its term expires without renewal, the Advisor will be entitled to receive its prorated Management Fee through the date of termination. Such pro ration shall take into account the number of days of any partial calendar month or calendar year for which this Agreement was in effect.
8.4Management Fee in Event of Liquidation. In the event the REIT or the Operating Partnership commences a liquidation of its investments during any calendar year, the REIT and the Operating Partnership will pay the Advisor the Management Fee from the proceeds of the liquidation.
9.Expenses.
9.1Advisor Expenses. Subject to Sections 9.2 and 9.3, the Advisor shall be responsible for the expenses related to any and all personnel of the Advisor who provide investment advisory services to the Company pursuant to this Agreement (including, without limitation, each of the officers of the Company and any Directors who are also directors, officers or employees of the Advisor or any of its Affiliates), including, without limitation, salaries, bonus and other wages, payroll taxes and the cost of employee benefit plans of such personnel, and costs of insurance with respect to such personnel (“Advisor Expenses”); provided that the Company shall be responsible for the personnel costs of its employees even if they are also directors or officers of the Advisor or any of its Affiliates except as provided for in a Transitional Services Agreement among the parties hereto or any subsequent agreement.

9.2Company Expenses. In addition to the compensation paid to the Advisor pursuant to Section 8 hereof, the Company shall pay all of its costs and expenses directly or reimburse the Advisor or its Affiliates for costs and expenses of the Advisor and its Affiliates incurred on behalf of the Company, other than Advisor Expenses. Without limiting the generality of the foregoing, it is specifically agreed that the following costs and expenses of the Company are not Advisor Expenses and shall be paid by the Company and shall not be paid by the Advisor or Affiliates of the Advisor:
9.2.1all expenses incurred by or on behalf of the Company from the date of this agreement in connection with or preparing the Company for an offering and distribution of its securities or the securities of any Subsidiary; provided that within 60 days after the end of the month in which a Public Offering terminates, the Advisor shall reimburse the Company to the extent the Organization and Offering Expenses, selling commissions and Distribution Fees borne by the Company exceed 15.0% of the gross proceeds raised in the completed Public Offering;
9.2.2Acquisition Expenses, subject to limitations set forth in the Charter;
9.2.3fees, costs and expenses in connection with the issuance and transaction costs incident to the trading, settling, disposition and financing of the investments of the Company (whether or not consummated), including brokerage commissions, hedging costs, prime brokerage fees, custodial expenses, clearing and settlement charges, forfeited deposits, and other investment costs fees and expenses actually incurred in connection with the pursuit, making, holding, settling, monitoring or disposing of actual or potential investments;
9.2.4the actual cost of goods and services used by the Company and obtained from Persons not Affiliated with the Advisor, including fees paid to administrators, consultants, attorneys, technology providers and other services providers, and brokerage fees paid in connection with the purchase and sale of investments;
9.2.5all fees, costs and expenses of legal, tax, accounting, consulting, auditing (including internal audit), finance, administrative, investment banking, capital market, transfer agency, escrow agency, custody, prime brokerage, asset management, property management, data or technology services and other non-investment advisory services rendered to the Company by the Advisor or its Affiliates;
9.2.6the compensation and expenses of the Directors (excluding those directors who are directors, officers or employees of the Advisor) and the cost of liability insurance to indemnify the Company’s directors and officers;
9.2.7interest and fees and expenses arising out of borrowings made by the Company, including, but not limited to, costs associated with the establishment and maintenance of any of the Company’s credit facilities, other financing arrangements, or other indebtedness of the Company (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of the Company’s securities offerings;

9.2.8expenses connected with communications to holders of the Company’s securities or securities of the Subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC, the costs payable by the Company to any transfer agent and registrar, expenses in connection with the listing and/or trading of the Company’s securities on any exchange, the fees payable by the Company to any such exchange in connection with its listing, costs of preparing, printing and mailing the Company’s annual report to the Stockholders and proxy materials with respect to any meeting of the Stockholders and any other reports or related statements;
9.2.9the Company’s allocable share of costs associated with technology-related expenses, including without limitation, any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors, technology service providers and related software/hardware utilized in connection with the Company’s investment and operational activities;
9.2.10the Company’s allocable share of expenses incurred by managers, officers, personnel and agents of the Advisor for travel on the Company’s behalf and other out-of-pocket expenses incurred by them in connection with the purchase, financing, refinancing, sale or other disposition of an investment;
9.2.11expenses relating to compliance-related matters and regulatory filings relating to the Company’s activities;
9.2.12the costs of any litigation involving the Company or its assets and the amount of any judgments or settlements paid in connection therewith, directors and officers, liability or other insurance and indemnification or extraordinary expense or liability relating to the affairs of the Company;
9.2.13all taxes and license fees;
9.2.14all insurance costs incurred in connection with the operation of the Company’s business except for the costs attributable to the insurance that the Advisor elects to carry for itself and its personnel;
9.2.15expenses connected with the payments of interest, dividends or Distributions in cash or any other form authorized or caused to be made by the Board to or on account of holders of the Company’s securities, including, without limitation, in connection with any distribution reinvestment plan;
9.2.16any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company, or against any Director or officer of the Company or in his or her capacity as such for which the Company is required to indemnify such Director or officer by any court or governmental agency;

9.2.17expenses incurred in connection with the formation, organization and continuation of any corporation, partnership, Joint Venture or other entity through which the Company’s investments are made or in which any such entity invests; and
9.2.18the Company’s allocable share of expenses incurred related to industry association memberships or attending industry conferences on behalf of the Company.
9.3Affiliates. Notwithstanding the foregoing, the reimbursement of fees paid to an Affiliate of the Advisor for services the Advisor deems necessary or advisable in connection with the management of the Company shall only be made to the extent such services are approved by a majority of the Directors (including a majority of the members of the Conflicts Committee) not otherwise interested in such transactions as being fair and reasonable to the Company and on terms and conditions not less favorable to the Company than those available from non-Affiliated third parties.
9.4Non-Waiver. The Advisor may, at its option, elect not to seek reimbursement for certain expenses during a given period, which determination shall not be deemed to construe a waiver of reimbursement for similar expenses in future periods.
9.5Limitation on Reimbursements. The Company shall not reimburse the Advisor at the end of any fiscal quarter for Operating Expenses that in the four consecutive fiscal quarters then ended (the “Expense Year”) exceed (the “Excess Amount”) the greater of 2% of Average Invested Assets or 25% of Net Income (the “2%/25% Guidelines”) for such year unless the Conflicts Committee determines that such excess was justified, based on unusual and nonrecurring factors that the Conflicts Committee deems sufficient. If the Conflicts Committee does not approve such excess as being so justified, any Excess Amount paid to the Advisor during a fiscal quarter shall be repaid to the Company. If the Conflicts Committee determines such excess was justified, then, within 60 days after the end of any fiscal quarter of the Company for which total reimbursed Operating Expenses for the Expense Year exceed the 2%/25% Guidelines, the Advisor, at the direction of the Conflicts Committee, shall cause such fact to be disclosed to the record holders of the holders of common stock of the REIT in writing (or the Company shall disclose such fact to the Stockholders in the next quarterly report of the Company or by filing a Current Report on Form 8-K with the SEC within 60 days of such quarter end), together with an explanation of the factors the Conflicts Committee considered in determining that such excess expenses were justified. The Company will ensure that such determination will be reflected in the minutes of the meetings of the Board.
10.Voting Agreement.
The Advisor agrees that, with respect to any Shares now or hereinafter owned by it, neither the Advisor nor any Affiliate will vote or consent on matters submitted to the stockholders of the Company regarding (i) the removal of the Advisor or any Affiliate of the Advisor or (ii) any transaction between the Company or its Subsidiaries and the Advisor or any of its Affiliates. This voting restriction shall survive until such time that the Advisor is both no longer serving as such and is no longer an Affiliate of the Company.

11.Relationship of Advisor and Company; Other Activities of the Advisor.
11.1Relationship. The Company and the Advisor are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers. Nothing herein contained shall prevent the Advisor from engaging in other activities, including, without limitation, the rendering of advice to other Persons (including other real estate investment trusts) and the management of other programs advised, sponsored or organized by the Advisor or its Affiliates. Nor shall this Agreement limit or restrict the right of any manager, director, officer, employee or equity holder of the Advisor or its Affiliates to engage in any other business or to render services of any kind to any other Person. The Advisor may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein. The Advisor shall promptly disclose to the Board the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, that creates or could create a conflict of interest between the Advisor’s obligations to the Company and its obligations to or its interest in any other Person.
11.2Time Commitment. The Advisor shall, and shall cause its Affiliates and their respective employees, officers and agents to, devote to the Company such time as shall be reasonably necessary to conduct the business and affairs of the Company in an appropriate manner consistent with the terms of this Agreement. The Company acknowledges that the Advisor and its Affiliates and their respective employees, officers and agents may also engage in activities unrelated to the Company and may provide services to Persons other than the Company or any of its Affiliates.
11.3Investment Opportunities and Allocation. The Advisor shall be required to use commercially reasonable efforts to present a continuing and suitable investment program to the Company that is consistent with the investment policies and objectives of the Company as described in the most recent prospectus for any Public Offering of the Company (and subject to any limitations described in such prospectus), but neither the Advisor nor any Affiliate of the Advisor shall be obligated generally to present any particular investment opportunity to the Company even if the opportunity is of character that, if presented to the Company, could be taken by the Company.
12.Term and Termination of the Agreement.
12.1Term. Subject to Section 4.2 hereof, this Agreement shall continue in full force for a period of 365 days. Thereafter, this Agreement may be renewed for an unlimited number of successive one-year terms upon mutual consent of the parties. The Company (acting through the Conflicts Committee) will evaluate the performance of the Advisor annually before renewing this Agreement, and each such renewal shall be for a term of no more than one year. Any such renewal must be approved by the Conflicts Committee.
12.2Termination by Either Party. This Agreement may be terminated upon 60 days written notice without cause or penalty by either the Company (acting through the Conflicts Committee) or the Advisor. The provisions of Sections 1, 4, 10, 12, 14 and 15 shall survive termination of this Agreement.

12.3Payments on Termination. Payments to the Advisor pursuant to this Section 12.3 shall be subject to the 2%/25% Guidelines to the extent applicable. After the Termination Date, the Advisor shall not be entitled to compensation for further services hereunder except that the Company shall pay within 30 days after the effective date of such termination all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Advisor prior to termination of this Agreement, including Contingent Acquisition Fees and Contingent Financing Fees (both as defined and provided for in the Prior Advisory Agreement among the Company, its former operating partnership and the Advisor dated August 13, 2020); provided that the amount of Contingent Acquisition Fees and Contingent Financing Fees shall be equal to $22,269,303 minus the product obtained by multiplying 10% of $22,269,303 by the number of years that the Advisor has been engaged to perform advisory services since the date hereof (but in no event less than $0); and provided further that no Contingent Acquisition Fees or Contingent Financing Fees need be paid if this Agreement is (i) terminated or not renewed by the Company for cause or (ii) notwithstanding the Company’s good faith performance under this Agreement or any renewal thereof, terminated or not renewed by the Advisor.
12.4Duties of Advisor Upon Termination. The Advisor shall promptly upon termination:
12.4.1pay over to the Company all money collected pursuant to this Agreement, if any, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;
12.4.2deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;
12.4.3deliver to the Board all assets and documents of the Company then in the custody of the Advisor; and
12.4.4cooperate with the Company to provide an orderly transition of advisory functions.
13.Assignment.
This Agreement may be assigned by the Advisor to an Affiliate with the consent of the Conflicts Committee. The Advisor may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Board. This Agreement shall not be assigned by the Company without the consent of the Advisor, except in the case of an assignment by the Company to a corporation or other organization that is a successor to all of the assets, rights and obligations of the Company, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company is bound by this Agreement.
14.Indemnification and Limitation of Liability.
14.1Indemnification. Except as prohibited by the restrictions provided in this Section 14.1, Section 14.2 and Section 14.3, the Company shall indemnify, defend and hold harmless the Advisor and its Affiliates, including their respective officers, directors, equity holders, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance. Any indemnification of the Advisor may be made only out of the net assets of the Company and not from Stockholders.

Notwithstanding the foregoing, the Company shall not indemnify the Advisor or its Affiliates for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.
14.2Limitation on Indemnification. Notwithstanding the foregoing, the Company shall not provide for indemnification of the Advisor or its Affiliates for any liability or loss suffered by any of them, nor shall any of them be held harmless for any loss or liability suffered by the Company, unless all of the following conditions are met:
14.2.1The Advisor or its Affiliates have determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Company.
14.2.2The Advisor or its Affiliates were acting on behalf of or performing services for the Company.
14.2.3Such liability or loss was not the result of negligence or misconduct by the Advisor or its Affiliates.
14.3Limitation on Payment of Expenses. The Company shall pay or reimburse reasonable legal expenses and other costs incurred by the Advisor or its Affiliates in advance of the final disposition of a proceeding only if (in addition to the procedures required by the Maryland General Corporation Law, as amended from time to time) all of the following are satisfied: (a) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Company, (b) the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement and (c) the Advisor or its Affiliates undertake to repay the amount paid or reimbursed by the Company, together with the applicable legal rate of interest thereon, if it is ultimately determined that the particular indemnitee is not entitled to indemnification.
15.Miscellaneous.
15.1Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Charter, the Bylaws or is accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:
To the Company or the Board:

Cottonwood Communities, Inc.
    1245 Brickyard Road, Suite 250
    Salt Lake City, Utah 84106

To the Advisor:

CC Advisors III, LLC
    1245 Brickyard Road, Suite 250
    Salt Lake City, Utah 84106

Either party may at any time give notice in writing to the other party of a change in its address for the purposes of this Section 16.1.
15.2Modification. This Agreement shall not be changed, modified, terminated or discharged, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or permitted assigns.
15.3Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
15.4Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Utah without regard to any choice of law rules. Any action relating to or arising out of this Agreement shall be brought only in a court of competent jurisdiction located in Salt Lake City, Utah.
15.5Entire Agreement. The Prior Advisory Agreement (for purposes of defined terms used in this Agreement), the Offset Agreement by and among the Advisor, CROP and Cottonwood Communities Advisors, LLC, the Amended and Restated Promissory Note between Cottonwood Communities Advisors, LLC and CROP, the Allonge to Amended and Restated Promissory Note, the Second Amended and Restated Three-Party Agreement by and among the REIT, Cottonwood Communities O.P., LP and the Advisor and this Agreement contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.
15.6Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

15.7Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.
15.8Titles Not to Affect Interpretation. The titles of Articles and Sections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.
15.9Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.
15.10Binding Effect. This Agreement shall be binding and inure to the benefit of the parties and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

REIT:

COTTONWOOD COMMUNITIES, INC., a Maryland corporation
By:	/s/ Gregg Christensen
Gregg Christensen, Chief Legal Officer

OPERATING PARTNERSHIP:

COTTONWOOD RESIDENTIAL O.P., LP, a Delaware limited partnership

By:	Cottonwood Communities, Inc.,
a Maryland corporation, its general partner

	By:	/s/ Gregg Christensen
Gregg Christensen, Chief Legal Officer

CC ADVISORS III:

CC ADVISORS III, LLC, a Delaware limited liability company

By:	Cottonwood Communities Advisors, LLC, a
Delaware limited liability company, its sole member

	By:	/s/ Gregg Christensen
Gregg Christensen, Chief Legal Officer